Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

X
:
In re:	:	Chapter 11
:
FBI WIND DOWN, INC.	:	Case No. 13-12329 (CSS)
(F/K/A Furniture Brands International, Inc.),	:
et al.,	:	Jointly Administered
:
Debtors.[1]	:	Docket Ref. No. 1799
X

ORDER CONFIRMING DEBTORS SECOND AMENDED JOINT PLAN OF LIQUIDATION

OF FBI WIND DOWN, INC. AND ITS SUBSIDIARIES UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

FBI Wind Down, Inc. (f/k/a Furniture Brands International, Inc.) (“FBI”) and its debtor affiliates, as debtors in possession in the above-captioned Chapter 11 Cases (collectively, the “Debtors”), having proposed and filed the Second Amended Joint Plan of Liquidation of FBI Wind Down, Inc. and Its Subsidiaries Under Chapter 11 of the Bankruptcy Code, dated as of July 9, 2014 [Docket No. 1799] (as modified, amended, or supplemented from time to time, the “Plan”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and the Bankruptcy Court having entered, after due notice and a hearing, the Order Pursuant to Bankruptcy Code Sections 105, 502, 1125, 1126 and 1128, Bankruptcy Rules 2002, 3003, 3017, 3018, and 3020, and Local Rules 3017-1, 3018-1, and 3020-1: (I) Approving the Debtors Disclosure Statement; (II) Establishing Voting Record Date; (III) Approving Solicitation

[1]

The debtors in these chapter 11 cases, along with the last four digits of each debtor’s tax identification number, as applicable, are: FBI Wind Down, Inc. (7683); AT Wind Down, Inc. (7587); BFI Wind Down, Inc. (3217); BHF Wind Down, Inc. (8844); BR Wind Down, Inc. (8843); BT Wind Down, Inc. (1721); FBH Wind Down, Inc. (2837); FBO Wind Down, Inc. (4908); FBRC Wind Down, Inc. (1288); HFI Wind Down, Inc. (7484); HR Wind Down, Inc. (6125); HT Wind Down, Inc. (4378); LFI Wind Down, Inc. (5064); LHFR Wind Down, Inc. (9085); LV Wind Down, Inc. (8434); MSFI Wind Down, Inc. (7486); TFI Wind Down, Inc. (6574); THF Wind Down, Inc. (3139); and TR Wind Down, Inc. (6174). The Debtors’ corporate headquarters is located at 1 N. Brentwood Blvd., St. Louis, Missouri 63105.

Packages and Distribution Procedures; (IV) Approving Forms of Ballots and Establishing Procedures for Voting on Joint Plan of Liquidation; (V) Approving Forms of Notices to Non-Voting Classes Under Plan; (VI) Establishing Voting Deadline to Accept or Reject Plan; (VII) Approving Procedures for Vote Tabulations; and (VIII) Establishing Confirmation Hearing Date and Notice and Objection Procedures Thereof, dated May 29, 2014 [Docket No. 1657] (the “Disclosure Statement Order”); and the Disclosure Statement for the Amended Joint Plan of Liquidation of FBI Wind Down, Inc. and Its Subsidiaries Under Chapter 11 of the Bankruptcy Code [Docket No. 1663] (as amended, the “Disclosure Statement”) having been approved by this Court and the Plan and the Solicitation Packages (as defined below) having been duly transmitted to holders of Claims2 entitled to vote thereon as provided in the Disclosure Statement Order; and due notice of (i) entry of the Disclosure Statement Order, (ii) the Confirmation Hearing, and (iii) the deadline for voting on, and/or objecting to the Plan having been provided to holders of Claims against and Equity Interests in the Debtors and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules; and such notice being sufficient under the circumstances and no other or further notice being required; and objections (the “Objections”) to the Plan having been interposed by various parties; and the Debtors having filed the Plan Supplement on June 27, 2014 [Docket No. 1776] (as supplement on July 9, 2014 [Docket No. 1807] and July 11, 2014 [Docket No. 1832]) in accordance with the provisions of the Plan and such filing and notice thereof being sufficient under the circumstances and no further notice being required; and upon consideration of the (i) Memorandum of Law in Support of Confirmation of the Debtors’ Second Amended Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code [Docket No.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan and the Disclosure Statement (as applicable).

1805] (the “Confirmation Brief”); (ii) the Declaration of Stephenie Kjontvedt on Behalf of Epiq Bankruptcy Solutions, LLC Regarding Voting and Tabulation of Ballots Accepting and Rejecting the Amended Joint Plan of Liquidation of FBI Wind Down, Inc. and Its Subsidiaries Under Chapter 11 of the Bankruptcy Code [Docket No. 1803] (the “Vote Certification”); (iii) the Declaration of Meredith Graham in Support of Confirmation of the Second Amended Joint Plan of Liquidation of FBI Wind Down, Inc. and Its Subsidiaries Under Chapter 11 of the Bankruptcy Code [Docket No. 1801] (the “Graham Declaration”); (iv) the Declaration of Shawn Hassel in Support of Confirmation of the Debtors’ Amended Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code [Docket No. 1802] (the “Hassel Declaration,” and together with the Vote Certification, the “Declarations”); and the Statement of the Official Committee of Unsecured Creditors in Support of Confirmation of the Debtors’ Second Amended Joint Plan of Liquidation [Docket No. 1812]; and the hearing to consider confirmation of the Plan having been held before the Bankruptcy Court on July 14, 2014 (the “Confirmation Hearing”); and the Bankruptcy Court having reviewed and considered the Plan, the Plan Supplement, the Disclosure Statement, the Disclosure Statement Order, the Confirmation Brief, the Declarations, each of the Objections which has not been withdrawn or otherwise resolved, and all related documents; and the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing, including the Declarations filed and testimony therein and the exhibits admitted into evidence; and upon all of the proceedings had before the Bankruptcy Court and upon the entire record of the Confirmation Hearing; and the Bankruptcy Court having determined based upon all of the foregoing that the Plan should be confirmed, as reflected by the Bankruptcy Court’s rulings made herein and on the record of the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor,

IT IS HEREBY FOUND, DETERMINED, ORDERED, ADJUDGED, AND DECREED, AS FOLLOWS:

FINDINGS OF FACT

A. Findings and Conclusions. The findings and conclusions set forth in this Order and on the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. Jurisdiction. The Court has jurisdiction over the Debtors’ Chapter 11 Cases, confirmation of the Plan and the Objections pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District of Delaware, dated as of February 29, 2012. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order confirming the Plan. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.

C. Commencement and Joint Administration of the Debtors’ Chapter 11 Cases. On September 9, 2013 (the “Petition Date”) the Debtors commenced the Chapter 11 Cases. By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. The Debtors have managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in these Chapter 11 Cases.

D. Official Committee of Unsecured Creditors. On September 18, 2013, the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”).

E. Appointment of Fee Examiner. On November 5, 2013, the Bankruptcy Court ordered the appointment of a fee examiner [Docket No. 576].

F. Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

G. Burden of Proof. The Debtors have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

H. Resolution of Objections. As presented at the Confirmation Hearing and as provided in this Order and on the record at the Confirmation Hearing, the consensual resolutions of certain Objections satisfy all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules and are in the best interests of the Debtors and are hereby approved. All Objections that were not resolved by agreement at or prior to the Confirmation Hearing are overruled.

I. Solicitation and Notice. On May 29, 2014, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, approved the Disclosure Statement, finding that it contained “adequate information” within the meaning of section 1125 of the Bankruptcy Code, and established procedures for the Debtors’ solicitation and tabulation of votes on the Plan. The (a) Notice of Confirmation Hearing, (b) Disclosure Statement (with a copy of the Plan attached thereto), (c) Disclosure Statement Order (without attachments), (d)

letter from the Creditors’ Committee in support of the Plan, (e) notices of non-voting statuses, and (f) appropriate ballots for voting on the Plan (the “Ballots”) (collectively, the “Solicitation Packages”) were served in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order (the “Solicitation”). As described in the Disclosure Statement Order, and as set forth in the Vote Certification and the Affidavit of Service of Solicitation Materials by Epiq Bankruptcy Solutions, LLC (“Epiq”), filed at Docket No. 1778, (i) the service of the Solicitation Packages was adequate and sufficient under the circumstances of these Chapter 11 Cases, and (ii) adequate and sufficient notice of the Confirmation Hearing and other requirements, deadlines, hearings and matters described in the Disclosure Statement Order was timely provided in compliance with the Bankruptcy Rules and provided due process to all parties in interest. No other or further notice is required.

J. Voting. Votes on the Plan were solicited after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code. As evidenced by the Vote Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules.

K. Plan Supplement. On June 27, 2014, the Debtors filed that certain supplement to the Plan [Docket No. 1776] (as supplemented and amended, the “Plan Supplement”), which includes the following documents: (1) the form of Request for Payment of Administrative Expense Claims Arising Between March 1, 2014 and the Effective Date of the Plan; (2) the form of Liquidating Trust Agreement (Including Retention Agreement with Proposed Liquidating Trustee and Identity of Members of Liquidating Trust Oversight Committee); (3) the form of Amended and Restated Certificate of Incorporation of FBI Wind Down, Inc.; (4) the form of

Amendment to Bylaws of FBI Wind Down, Inc.; (5) the form of Certificate of Dissolution for Subsidiary Debtors (Delaware); (6) the form of Certificate of Dissolution for Subsidiary Debtors (Mississippi); (7) the form of Certificate of Dissolution for Subsidiary Debtors (North Carolina); (8) the form of Certificate of Dissolution for Subsidiary Debtors (Virginia); and (9) the List of Executory Contracts and Unexpired Leases to Be Assumed Under the Plan. On July 9, 2014, the Debtors filed a supplement to the Plan Supplement which contained (1) the modified form of Liquidating Trust Agreement, (2) the modified form of Amended and Restated Certificate of Incorporation of FBI Wind Down, Inc., (3) the modified form of Amendment to Bylaws of FBI Wind Down, Inc., and (4) the form of Notice of Effective Date. All such materials and documents comply with the terms of the Plan, and the filing and notice of such materials and documents is due and sufficient in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required.

MODIFICATIONS TO THE PLAN

L. Modification. Subsequent to Solicitation, on July 9, 2014, the Debtors filed an amendment to the Plan [Docket No. 1799], which includes certain modifications to the Plan to, among other things, address objections raised by various parties (the “Modifications”). Pursuant to section 1127(a) of the Bankruptcy Code, the Modifications are made a part of the Plan.

M. Notice of Modifications. The filing of the Plan and the description of the Modifications on the record at the Confirmation Hearing provided due and sufficient notice to all parties in interest under the circumstances of these Chapter 11 Cases.

N. Deemed Acceptance of Plan as Modified. The Modifications to the Plan are either (i) immaterial or do not adversely affect the treatment of any Claim against or Equity Interest in the Debtors under the Plan, or (ii) the adversely affected parties have consented to the

Modifications. Therefore, in accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan, as modified by the Modifications. No holder of a Claim or Equity Interest that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Modifications. The Modifications neither require additional disclosure under section 1125 of the Bankruptcy Code nor re-solicitation of votes on the Plan under section 1126 of the Bankruptcy Code.

O. Compliance with Section 1127 of the Bankruptcy Code. The Modifications incorporated into the Plan comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE

P. Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thus satisfying section 1129(a)(1) of the Bankruptcy Code.

Q. Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)). In addition to Administrative Expense Claims, Adequate Protection Claims, and Priority Tax Claims, which need not be classified, Article III of the Plan designates the following sixteen (16) Classes of Claims and one Class of Equity Interests: Class 1 (Priority Non-Tax Claims), Class 2 (Secured Tax Claims), Class 3 (Other Secured Claims), Class 4A (General Unsecured Claims against FBI Debtors), Class 4B (General Unsecured Claims against Broyhill Debtors), Class 4C (General Unsecured Claims against Lane Debtors), Class 4D (General Unsecured Claims against Thomasville Debtors), Class 4E (General Unsecured Claims against HDM Debtors), Class 4F

(General Unsecured Claims against AT), Class 5A (Convenience Claims against FBI Debtors), Class 5B (Convenience Claims against Broyhill Debtors), Class 5C (Convenience Claims against Lane Debtors), Class 5D (Convenience Claims against Thomasville Debtors), Class 5E (Convenience Claims against HDM Debtors), Class 5F (Convenience Claims against AT), Class 6 (Subordinated Securities Claims), and Class 7 (Equity Interests in Debtors). Each of the Claims or Equity Interests, as the case may be, in each particular Class is substantially similar to the other Claims or Equity Interests in such Class. Valid business, legal and factual reasons exist for separately classifying the various Claims and Equity Interests pursuant to the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

R. Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 1 (Priority Non-Tax Claims), Class 2 (Secured Tax Claims), and Class 3 (Other Secured Claims) are unimpaired under the Plan. The Plan therefore satisfies section 1123(a)(2) of the Bankruptcy Code.

S. Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates Class 4A (General Unsecured Claims against FBI Debtors), Class 4B (General Unsecured Claims against Broyhill Debtors), Class 4C (General Unsecured Claims against Lane Debtors), Class 4D (General Unsecured Claims against Thomasville Debtors), Class 4E (General Unsecured Claims against HDM Debtors), Class 4F (General Unsecured Claims against AT), Class 5A (Convenience Claims against FBI Debtors), Class 5B (Convenience Claims against Broyhill Debtors), Class 5C (Convenience Claims against Lane Debtors), Class 5D (Convenience Claims against Thomasville Debtors), Class 5E (Convenience Claims against HDM Debtors), Class 5F (Convenience Claims against AT), Class 6

(Subordinated Securities Claims), and Class 7 (Equity Interests in Debtors) as impaired, and Sections 5.4 through 5.17 of the Plan specify the treatment of Claims and Equity Interests in such Classes. The Plan therefore satisfies section 1123(a)(3) of the Bankruptcy Code.

T. No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment on account of such Claim or Equity Interest. The Plan therefore satisfies section 1123(a)(4) of the Bankruptcy Code.

U. Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents set forth in the Plan Supplement provide adequate and proper means for the implementation of the Plan as required by section 1123(a)(5) of the Bankruptcy Code. The Plan therefore satisfies section 1123(a)(5) of the Bankruptcy Code.

V. Non-Voting Equity Securities/Allocation of Voting Power (11 U.S.C. § 1123(a)(6)). The Plan provides that (i) on the Effective Date, the Equity Interests in the Debtors shall be cancelled and the holders of the Equity Interests shall not be entitled to, and shall not receive or retain, any property on account of such Equity Interests under the Plan, (ii) as of the Effective Date, all Equity Interests in all of the Debtors, and any and all warrants, options, rights, or interests with respect to such Equity Interests that have been issued, could be issued, or that have been authorized to be issued but that have not been issued, shall be deemed cancelled and extinguished without any further action of any party; provided, however, that FBI shall issue one (1) share of new common stock to the Liquidating Trust. The amended certificate of incorporation of FBI, which was included in the Plan Supplement, includes a provision prohibiting the issuance of non-voting equity securities in accordance with section 1123(a)(6) of the Bankruptcy Code. As such, the Plan does not provide for the issuance of nonvoting equity securities, and the Plan satisfies section 1123(a)(6) of the Bankruptcy Code.

W. Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). Section 7.5 of the Plan provides that the Liquidating Trustee will have all power and authority that may be or could have been exercised, with respect to the Liquidating Trust Assets, by any officer, director, shareholder or other party acting in the name of the Debtors or their estates with like effect as if duly authorized, exercised and taken by action of such officers, directors, shareholders or other party. The identity of the Liquidating Trustee has been disclosed in the Plan Supplement. Alan D. Halperin, who was selected by the members of the Creditors’ Committee, was identified in the Liquidating Trust Agreement included in the Plan Supplement filed with the Bankruptcy Court. Mr. Halperin has no known connections to the Debtors or these Chapter 11 Cases. Accordingly, the selection of directors, officers, and the Liquidating Trustee is consistent with the interests of creditors, equity security holders, and public policy. As such, the Plan satisfies section 1123(a)(7) of the Bankruptcy Code.

X. Additional Plan Provisions (11 U.S.C. § 1123(b)). The other provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Order shall not diminish or impair the effectiveness of this Order.

Y. Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)). As contemplated by section 1123(b)(1) of the Bankruptcy Code, Class 4A (General Unsecured Claims against FBI Debtors), Class 4B (General Unsecured Claims against Broyhill Debtors), Class 4C (General Unsecured Claims against Lane Debtors), Class 4D

(General Unsecured Claims against Thomasville Debtors), Class 4E (General Unsecured Claims against HDM Debtors), Class 4F (General Unsecured Claims against AT), Class 5A (Convenience Claims against FBI Debtors), Class 5B (Convenience Claims against Broyhill Debtors), Class 5C (Convenience Claims against Lane Debtors), Class 5D (Convenience Claims against Thomasville Debtors), Class 5E (Convenience Claims against HDM Debtors), Class 5F (Convenience Claims against AT), Class 6 (Subordinated Securities Claims), and Class 7 (Equity Interests in Debtors) are impaired by the Plan. Moreover, Class 1 (Priority Non-Tax Claims), Class 2 (Secured Tax Claims), and Class 3 (Other Secured Claims) are unimpaired by the Plan. Accordingly, the Plan satisfies the requirements of section 1123(b)(1) of the Bankruptcy Code.

Z. Assumption and Rejection of Executory Contracts (11 U.S.C. § 1123(b)(2)). In accordance with section 1123(b)(2) of the Bankruptcy Code, Sections 10.1 and 10.2 of the Plan provide that, in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, on the Effective Date, all of the Debtors’ executory contracts and unexpired leases will be deemed rejected as of the Effective Date, except to the extent (a) the Debtors previously have assumed, assumed and assigned, or rejected such executory contract or unexpired lease, (b) prior to the Effective Date, the Debtors have filed a motion to assume, assume and assign, or reject an executory contract or unexpired lease on which the Bankruptcy Court has not ruled, (c) an executory contract and unexpired lease is identified in the Plan Supplement as an executory contract or unexpired lease to be assumed or assumed and assigned pursuant to the Plan, or (d) executory contracts and unexpired leases under which the counterparty has consented to the extension of the time by which the Debtors must assume or reject to a date beyond the Effective Date. Accordingly, the Plan satisfies the requirements of section 1123(b)(2) of the Bankruptcy Code.

AA. Settlement of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)). Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates a global compromise and settlement (the “Global Settlement”) between the Creditors’ Committee and the Debtors of critical inter-Debtor, Debtor-creditor, and inter-creditor issues that materially impact creditor recoveries in these Chapter 11 Cases, including issues regarding substantive consolidation, the validity and enforceability of Intercompany Claims, and the allocation of Assets among the Estates. The Global Settlement is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, their creditors, and other parties in interest. The Distribution Model, including the partial substantive consolidation of the Debtors into the Debtor Groups, is a critical component of the advantages to be realized through the Plan. Absent the approval of the Global Settlement, the potential costs to each of the Debtors’ Estates of untangling the Debtors’ financial affairs so as to allow the pursuit of 19 separate liquidation plans would be significant.

BB. Sale of All or Substantially All Assets (11 U.S.C. § 1123(b)(4)). In accordance with Section 1123(b)(4) of the Bankruptcy Code, the Plan establishes a Liquidating Trust to provide for the orderly liquidation of all of the Estates’ Assets and the distribution of the proceeds thereof to Holders of Allowed Claims. Accordingly, the Plan is consistent with Section 1123(b)(4) of the Bankruptcy Code.

CC. Modification of Creditor Rights (11 U.S.C. § 1123(b)(5)). In accordance with Section 1123(b)(5) of the Bankruptcy Code, Article V of the Plan modifies the rights of holders of Claims and Equity Interests in Classes 4A through 4F, 5A through 5F, 6 and 7. The Plan also provides for the payment in full of Allowed Claims in Classes 1, 2, and 3, including the Allowed Secured Tax Claims in Class 2 and the Allowed Other Secured Claims in Class 3. Accordingly, the Plan is consistent with section 1123(b)(5) of the Bankruptcy Code.

DD. Debtors Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules, including having complied with section 1125 of the Bankruptcy Code with respect to the Disclosure Statement and the Plan.

EE. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors are the proponents of the Plan. The Debtors have proposed the Plan (including all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby complying with section 1129(a)(3) of the Bankruptcy Code. The Debtors’ good faith is evident from the record of these Chapter 11 Cases, including the Declarations and the record of the hearing to approve the Disclosure Statement, the record of the Confirmation Hearing, and other proceedings held in these Chapter 11 Cases. The Plan is based upon extensive, arm’s-length negotiations between and among the Debtors, the Creditors’ Committee, the Pension Benefit Guaranty Corporation (“PBGC”), and other parties-in-interest, and represents the culmination of months of intensive negotiations and discussions among all parties in interest. Moreover, the Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ estates and effectuating a successful liquidation of the Debtors. The Plan accomplishes maximization of the value of the Debtors’ estates and equitable distribution of the Debtors’ assets by providing the means through which the Liquidating Trust will effectuate distributions to the holders of Allowed Claims. The Creditors’ Committee supports the Plan. Further, the exculpation, release, and injunction provisions of the Plan have been negotiated in good faith and at arm’s-length with, among other persons, representatives of the Debtors, the Creditors’ Committee, PBGC and

their respective advisors, are consistent with sections 105, 362, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary and appropriate to the successful winding down of the Debtors’ Estates. Accordingly, the Plan and the related documents have been filed in good faith and the Debtors have satisfied their obligations under section 1129(a)(3) of the Bankruptcy Code.

FF. Payment for Services or Cost and Expenses (11 U.S.C. § 1129(a)(4)). Pursuant to the interim compensation procedures previously approved by this Court and established in these Chapter 11 Cases pursuant to section 331 of the Bankruptcy Code, all payments made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 cases, have been approved by, or are subject to the approval of, the Court as reasonable, thus satisfying section 1129(a)(4) of the Bankruptcy Code.

GG. Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The Plan Supplement identifies the Liquidating Trustee and the members of the Liquidating Trust Oversight Committee. Additionally, on July 8, 2014, the Debtors and the Creditors’ Committee filed a joint notice that, among other things, Meredith M. Graham would be retained as a consultant to the Liquidating Trustee post-Effective Date. From and after the Effective Date, the Liquidating Trust will be the sole shareholder of FBI, and the Liquidating Trustee will have all power and authority that may be or could have been exercised, with respect to the Liquidating Trust Assets, by any officer, director, shareholder or other party acting in the name of the Debtors or their estates with like effect as if duly authorized, exercised and taken by action of such officers, directors, shareholders or other party. To the extent that the appointment of the Liquidating Trustee implicates section 1129(a)(5), the Liquidating Trustee has been selected by the Creditors’ Committee. As such, the Plan satisfies section 1129(a)(5) of the Bankruptcy Code.

HH. No Rate Changes (11 U.S.C. § 1129(a)(6)). No governmental regulatory commission has jurisdiction, after confirmation of the Plan, over the rates of the Debtors. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

II. Best Interest of Creditors (11 U.S.C. § 1129(a)(7)). As demonstrated by the Hassel Declaration, the Vote Certification and the Disclosure Statement, with respect to each impaired class of Claims against or Equity Interests in the Debtors, each holder of a Claim or Equity Interest in such Class has accepted the Plan or will receive or retain pursuant to the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, the Plan satisfies section 1129(a)(7) of the Bankruptcy Code.

JJ. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1 (Priority Non-Tax Claims), Class 2 (Secured Tax Claims), and Class 3 (Other Secured Claims) are unimpaired under the Plan and are, therefore, conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Class 4A (General Unsecured Claims against FBI Debtors), Class 4B (General Unsecured Claims against Broyhill Debtors), Class 4C (General Unsecured Claims against Lane Debtors), Class 4D (General Unsecured Claims against Thomasville Debtors), Class 4E (General Unsecured Claims against HDM Debtors), Class 4F (General Unsecured Claims against AT), Class 5A (Convenience Claims against FBI Debtors), Class 5B (Convenience Claims against Broyhill Debtors), Class 5C (Convenience Claims against Lane Debtors), Class 5D (Convenience Claims against Thomasville Debtors), Class 5E

(Convenience Claims against HDM Debtors), and Class 5F (Convenience Claims against AT), which are impaired Classes of Claims eligible to vote, have affirmatively voted to accept the Plan. As such, section 1129(a)(8) is satisfied with respect to these Classes of Claims. Class 6 (Subordinated Securities Claims) and Class 7 (Equity Interests) are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, because they will not receive or retain any property on account of their claims against or interests in the Debtors. The Plan may nevertheless be confirmed because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 6 and Class 7.

KK. Treatment of Administrative Expense Claims and Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Expense Claims and Priority Tax Claims pursuant to Article IV of the Plan satisfies the requirements of sections 1129(a)(9)(A), (B), (C) and (D) of the Bankruptcy Code.

LL. Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). Classes 4A, 4B, 4C, 4D, 4E, 4F, 5A, 5B, 5C, 5D, 5E, and 5F, each of which is impaired under the Plan and entitled to vote, voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code. Specifically, as set forth in the Vote Certification, (i) creditors holding 99.17% in number and 99.98% in dollar amount of Class 4A Claims voted to accept the Plan, (ii) creditors holding 100.00% in number and 100.00% in dollar amount of Class 4B Claims voted to accept the Plan, (iii) creditors holding 96.97% in number and 99.95% in dollar amount of Class 4C Claims voted to accept the Plan, (iv) creditors holding 98.65% in number and 99.99% in dollar amount of Class 4D Claims voted to accept the Plan, (v) creditors holding 97.96% in number and 99.96% in dollar amount of Class 4E Claims voted to accept the Plan, (vi) creditors holding 100.00% in number and 100.00% in dollar amount of Class 4F Claims voted to accept the Plan, (vii) creditors holding 96.74% in number and 98.58% in dollar amount of Class 5A Claims voted to accept the Plan, (viii) creditors holding 100.00% in number and 100.00% in dollar amount of Class 5B Claims voted to accept the Plan, (ix) creditors holding 100.00% in number and 100.00% in dollar amount of Class 5C Claims voted to accept the Plan, (x) creditors holding 98.80% in number and 99.93% in dollar amount of Class 5D Claims voted to accept the Plan, (xi) creditors holding 97.70% in number and 96.95% in dollar amount of Class 5E Claims voted to accept the Plan, and (xii) creditors holding 100.00% in number and 100.00% in dollar amount of Class 5F Claims voted to accept the Plan. Therefore, the requirements of section 1129(a)(10) of the Bankruptcy Code have been satisfied.

MM. Feasibility (11 U.S.C. § 1129(a)(11)). The information in the Disclosure Statement and the evidence proffered or adduced at the Confirmation Hearing and in the Hassel Declaration: (i) is persuasive and credible; (ii) has not been controverted by other evidence; and (iii) establishes that the Plan is feasible, there is a reasonable likelihood that the Liquidating Trust will meet its financial obligations under the Plan in the ordinary course of business, and confirmation of the Plan is not likely to be followed by conversion to chapter 7 or the financial restructuring of the Liquidating Trust, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

NN. Payment of Fees (11 U.S.C. § 1129(a)(12)). As required pursuant to Section 15.8 of the Plan, all fees payable under section 1930 of title 28 of the United States Code have been or will be paid on or before the Effective Date, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

OO. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). Following the termination of the Furniture Brands Retirement Plan in accordance with the PBGC Settlement and the Termination Agreement (as defined in the PBGC Settlement), the Debtors have no further obligations with respect to retiree benefits. Accordingly, section 1129(a)(13) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

PP. No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

QQ. Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)). The Debtors are not individuals, and accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

RR. No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)). The Debtors are moneyed, business, or commercial corporations, and/or partnerships, as the case may be, and, accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

SS. No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). The Debtors have satisfied the requirements of sections 1129(b)(1) and (b)(2) of the Bankruptcy Code with respect to Class 6 (Subordinated Securities Claims) and Class 7 (Equity Interests) (the “Rejecting Classes”). Based on the evidence proffered or adduced at the Confirmation Hearing and in the Hassel Declaration, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code. First, the Plan does not discriminate unfairly, because no class of Claims or Equity Interests having similar legal rights to the Claims and Equity Interests in the Rejecting Classes is receiving different treatment under the Plan. Second, the Plan is “fair and equitable” as to the Rejecting Classes because (a) no interests junior to the Claims of Class 6 will receive or retain any property under the Plan on account of such junior interests and (b) no holder of a Claim senior to Class 7 will receive more than full value on account of its Claim. Based on the foregoing, the requirements of section 1129(b) of the Bankruptcy Code are met with respect to the Rejecting Classes, and the Plan may be confirmed notwithstanding the deemed rejection by the Rejecting Classes.

TT. Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in these cases, and accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

UU. Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

VV. Small Business Case (11 U.S.C. § 1129(e)). None of the Chapter 11 Cases are “small business case[s],” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

Additional Findings

WW. Good-Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Court in these Chapter 11 Cases and the Vote Certification, the Debtors have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation.

XX. Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

YY. Implementation. All documents necessary to implement the Plan, including, without limitation, those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

ZZ. Good Faith of the Debtors. The Debtors, and all of their respective members, officers, directors, agents, financial advisers, attorneys, employees, partners, affiliates, and representatives (i) have acted in good faith in negotiating, formulating, and proposing the Plan and agreements, compromises, settlements, transactions and transfers contemplated thereby, and (ii) will be acting in good faith in proceeding to (a) consummate the Plan and the agreements, compromises, settlements, transactions, and transfers contemplated thereby and (b) take the actions authorized and directed or contemplated by this Order.

AAA. Executory Contracts and Unexpired Leases. The Debtors have satisfied the provisions of section 365 of the Bankruptcy Code with respect to the assumption, assignment, and rejection of executory contracts and unexpired leases pursuant to Sections 10.1 and 10.2 of the Plan.

BBB. Vesting of Assets. Except as provided in the Plan, and subject to the Liquidating Trust Agreement, on the Effective Date, all property of the Debtors (other than the Remaining Real Property (as defined below) held for sale by the Debtors) shall vest in the Liquidating Trust free and clear of all Claims, Liens, Liabilities, encumbrances, charges, and other interests, including, without limitation, any and all claims, liens, encumbrances and any and all right, title, and interests related thereto of governmental entities relating to any tax liabilities or similar liabilities. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

CCC. Injunction, Exculpation, and Releases. The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the injunction, exculpation, and releases set forth in Article XIII of the Plan, because, inter alia, these provisions are an integral part of the Debtors’ Plan and are necessary and appropriate for the Plan’s implementation. Section 105(a) of the Bankruptcy Code permits issuance of the injunction and approval of the releases set forth in Article XIII of the Plan if, as has been established here based upon the record in the Chapter 11 Cases, the Graham Declaration, the Hassel Declaration, and the evidence presented at the Confirmation Hearing, such provisions (i) were integral to the agreement among the various parties in interest and are important and necessary to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Debtors’ estates and creditors, (iii) are fair and reasonable, and (iv) are in the best interests of the Debtors, their estates, and parties in interest. Further, the release and exculpation provisions in the Plan do not relieve any party of liability for an act or omission to the extent such act or omission is determined by a final order by a court of competent jurisdiction to have constituted willful misconduct, fraud, or gross negligence or the other exceptions set forth therein. Based upon the record of these Chapter 11 Cases, the Graham Declaration, the Hassel Declaration, and the evidence proffered or adduced at the Confirmation Hearing, this Court finds that the injunction, exculpation, and releases set forth in Article XIII of the Plan are consistent with the Bankruptcy Code and applicable law.

DDD. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the releases, exculpations, and injunctions set forth in Article XIII of the Plan and implemented by this Order are fair, equitable, reasonable, and in the best interests of the Debtors and the Debtors’ Estates, creditors, and equity holders. The failure to include such provisions would seriously impair the Debtors’ ability to confirm a consensual Plan in these Chapter 11 Cases. Accordingly, this Court finds that the releases, exculpations, and injunctions set forth in Article XIII of the Plan are consistent with the Bankruptcy Code and applicable law.

EEE. Compromise and Settlement. Pursuant to Bankruptcy Rule 9019, in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any Class are intended to be, and shall be, final.

FFF. Findings with Respect to Substantive Consolidation. As set forth in the Hassel Declaration, the Debtor entities within each Debtor Group disregarded separateness so significantly that their creditors generally treated each Debtor Group as one legal entity. The Debtors generally tracked payables and receivables on a brand-level basis, not a legal entity basis. Each Debtor Group generally maintained its own separate books and records, including distinct accounting systems on a brand-level basis. The Debtors also generally held themselves out to their vendors, customers, and other third parties on brand-level basis. For example, prior to the Petition Date, the Debtor Groups generally placed orders by brand and primarily dealt with vendors on a brand basis. Similarly, customers placed orders with the Debtors by brand.

Invoices and receipts issued by the Debtors to vendors and customers frequently indicated only the brand and not the particular legal entity. Moreover, each Debtor Group generally made payments to third parties from a single disbursement account.

GGG. As set forth in the Hassel Declaration, it would be prohibitively costly, difficult, and time-consuming to administer the claims reconciliation with respect to each legal entity within each Debtor Group and re-allocate the proceeds from the HHG Sale. More importantly, the partial substantive consolidation along brand lines is projected to increase recoveries to holders of General Unsecured Claims (other than PBGC) when compared to the distributions under separate chapter 11 plans for each of the Debtors’ 19 legal entities (assuming that the assets and liabilities could even be appropriately disentangled). This is so because the partial substantive consolidation proposed in the Plan effectively eliminates many (but not all) of PBGC’s joint and several claims against each separate Debtor, thereby allowing increased distributions to all other general unsecured creditors. As part of the PBGC Settlement, PBGC has agreed to support the Plan and the partial substantive consolidation proposed in the Plan, as part of the Global Settlement. Moreover, pursuing separate chapter 11 plans for each of the 19 Debtor entities would mean abandoning the Global Settlement and the PBGC Settlement (including the $6 million in additional funds made available by PBGC for distribution to Consenting Creditors), which would result in costly litigation concerning substantive consolidation, the validity and enforceability of Intercompany Claims, the allocation of Assets among the Estates, the value attributable to the foreign non-Debtor subsidiaries, and the nature and amount of PBGC’s claims, all of which would reduce recoveries to holders of Allowed General Unsecured Claims.

HHH. Liquidating Trust. Entry into the Liquidating Trust Agreement is in the best interests of the Debtors and the Debtors’ Estates, creditors, and equity holders. The establishment of the Liquidating Trust, the selection of Alan D. Halperin to serve as the Liquidating Trustee, the form of the proposed Liquidating Trust Agreement (as it may be modified or amended), is appropriate and in the best interests of the Debtors and the Debtors’ Estates, creditors, and equity holders. The Liquidating Trust Agreement shall, upon execution, be valid, binding and enforceable in accordance with its terms. The holders of Allowed General Unsecured Claims under the Plan, whether or not such Claims are Allowed as of the Effective Date, are the beneficiaries of the Liquidating Trust.

III. Exemption from Securities Law. Section 1145 of the Bankruptcy Code exempts from registration under section 5 of the Securities Act or other applicable securities laws the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of any affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor or affiliate. Such securities may be resold without registration under the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. To the extent the Liquidating Trust Beneficiaries’ interest in the Liquidating Trust is deemed to be a security, section 1145 of the Bankruptcy Code applies to the distribution under the Plan of interests in the Liquidating Trust. In addition, to the extent persons deemed to be “underwriters” receive interests in the Liquidating Trust pursuant to the Plan, which interests are otherwise exempt from registration pursuant to section 1145 of the Bankruptcy Code, resales of such interests in the Liquidating Trust would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.

JJJ. Liquidating Trust Assets. It is in the best interests of the Debtors and the Debtors’ Estates, creditors, and equity holders that the Liquidating Trust Assets be transferred to the Liquidating Trust, as set forth in Sections 7.3(c) and 7.3(d) of the Plan.

KKK. Liquidating Trust Is Not A Successor of the Debtors. The Liquidating Trust shall not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth in the Plan or in the Liquidating Trust Agreement.

CONCLUSIONS OF LAW

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. Confirmation. All requirements for confirmation of the Plan have been satisfied. Accordingly, the Plan in its entirety is CONFIRMED pursuant to section 1129 of the Bankruptcy Code. A copy of the confirmed Plan is attached as “Exhibit A” to this Order. The terms of the Plan and the Plan Supplement are incorporated by reference into, and are an integral part of, this Order.

2. Objections. All parties have had a full and fair opportunity to litigate all issues raised by the Objections, or which might have been raised, and the Objections have been fully and fairly litigated. All Objections, responses, statements, and comments in opposition to the Plan, other than those withdrawn with prejudice in their entirety prior to the Confirmation Hearing or otherwise resolved on the record of the Confirmation Hearing and/or herein are overruled for the reasons stated on the record.

3. Findings of Fact and Conclusions of Law. The findings of fact and the conclusions of law stated in this Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

4. Plan Supplement. The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Debtors, are authorized and approved when they are finalized, executed and delivered, and are integral to, part of and are incorporated by reference into the Plan. Without further order or authorization of this Court, the documents included in the Plan Supplement may be amended and supplemented, prior to execution, so long as such amendment or supplement does not materially and adversely change the treatment of holders of Claims. Execution versions of the documents comprising the Plan Supplement shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

5. Solicitation and Notice. Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based on the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. The solicitation of votes on the Plan and the Solicitation Materials complied with the solicitation procedures in the

Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. Notice of the Plan Supplement, and all related documents, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

6. Omission of Reference to Particular Plan Provisions. The failure to specifically describe or include any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan be approved and confirmed in its entirety.

7. Plan Classification Controlling. The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classification set forth on the Ballots tendered or returned by the Debtors’ creditors in connection with voting on the Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for distribution purposes; and (c) shall not be binding on the Debtors, the Liquidating Trust, creditors, or equity holders for purposes other than voting on the Plan; provided, however, a Convenience Class Election on a properly executed Ballot made by a holder of a General Unsecured Claim shall be conclusive, final, and binding on the holder of such Claim.

8. Binding Effect. Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan, the Plan Supplement, and this Order shall bind (a)

any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns (whether or not the Claim or Equity Interests are Impaired under the Plan, whether or not such holder has voted to accept the Plan, and whether or not such holder is entitled to a Distribution under the Plan), (b) all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, (c) each Person acquiring property under the Plan or this Order, and (d) any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

9. Corporate Existence and Dissolution of Debtors. Immediately after the Effective Date, the Liquidating Trustee shall be authorized to take, in his or her sole and absolute discretion, all actions reasonably necessary to dissolve one or more of the Debtors under applicable laws, including under the laws of the jurisdictions in which they may be organized or registered, and to pay all reasonable costs and expenses in connection with such dissolutions, including the costs of preparing or filing any necessary paperwork or documentation. Upon the final Distributions, any Debtors that have not been previously dissolved shall be deemed dissolved for all purposes without the necessity for other or further actions to be taken by or on behalf of the Debtors, and the Liquidating Trustee shall be authorized to file any certificate of cancellation or other documents as may be necessary or desirable to terminate the legal existence of FBI.

10. Cancellation of Instruments and Stock. On the Effective Date, all instruments evidencing or creating any indebtedness or obligation of the Debtors, except such instruments that are authorized or issued under the Plan, shall be canceled and extinguished. Additionally, as of the Effective Date, all Equity Interests in all of the Debtors, and any and all warrants, options, rights, or interests with respect to such Equity Interests that have been issued, could be issued, or that have been authorized to be issued but that have not been issued, shall be deemed cancelled and extinguished without any further action of any party; provided, however, that FBI shall issue one (1) share of common stock to the Liquidating Trust. The Liquidating Trustee shall have all power and authority that may be or could have been exercised, with respect to the Liquidating Trust Assets, by any officer, director, shareholder or other party acting in the name of the Debtors or their estates with like effect as if duly authorized, exercised and taken by action of such officers, directors, shareholders or other party. The holders of, or parties to, the cancelled notes, membership interests, share certificates, and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

11. Vesting of Liquidating Trust Assets. Any and all of the Estates’ Assets shall remain assets of the Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code and on the Effective Date shall, subject to the Liquidating Trust Agreement, be transferred to and vest in the Liquidating Trust free and clear of all Claims, Liens, Liabilities, encumbrances, charges, and other interests, including, without limitation, any and all claims, liens, encumbrances and any and all right, title, and interests related thereto of governmental entities relating to any tax liabilities or similar liabilities. Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, only the Liquidating Trust and the Liquidating Trustee shall have the right to pursue or not to pursue, or, subject to the terms of the Plan and the Liquidating Trust Agreement, compromise or settle any Liquidating Trust Assets. From and after the Effective Date, the Liquidating Trust and the Liquidating Trustee may commence, litigate, and settle any Causes of Action or Claims relating to the Liquidating Trust Assets or rights to payment or Claims that belong to the Debtors as of the Effective Date or are instituted by the Liquidating Trust and Liquidating Trustee on or after the Effective Date, except as otherwise expressly provided in the Plan and the Liquidating Trust Agreement. The Liquidating Trust shall be entitled to enforce all defenses and counterclaims to all Claims asserted against the Debtors and their Estates, including setoff, recoupment and any rights under section 502(d) of the Bankruptcy Code.

12. Partial Substantive Consolidation. Entry of this Order shall constitute approval, pursuant to sections 105(a) and 1123(a)(5) of the Bankruptcy Code, effective as of the Effective Date, of (a) the substantive consolidation of the Estates of the FBI Debtors, (b) the substantive consolidation of the Estates of the Broyhill Debtors, (c) the substantive consolidation of the Estate of the Lane Debtors, (d) the substantive consolidation of the Estates of the Thomasville Debtors, (e) the substantive consolidation of the Estates of the HDM Debtors, in each case for for the purposes of voting and creditor distributions under the Plan. The partial substantive consolidation called for in the Plan shall not (other than for the purposes of voting and creditor distributions under the Plan) affect (a) the legal and organizational structure of the Debtors, (b) executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or rejected, (c) any agreements entered into by the Liquidating Trustee on or after the Effective Date, and (d) the Debtors’ or the Liquidating Trustee’s ability to subordinate or otherwise challenge Claims on an entity-by-entity basis. Notwithstanding the partial substantive consolidation called for in the Plan, each and every Debtor shall remain responsible for the payment of U.S. Trustee Fees until its particular case is closed, dismissed, or converted.

(a) Consolidation of FBI Debtors. The Assets and Liabilities of each of the FBI Debtors shall be the Assets and Liabilities of a single, consolidated entity. Each and every Claim filed or to be filed in the Chapter 11 Cases against any of the FBI Debtors shall be considered filed against the consolidated FBI Debtors on and after the Effective Date. Any joint and several Liability of two or more of the FBI Debtors, and all Claims against such entities on account of such joint and several Liability, shall be considered a single Claim and single Liability against the consolidated FBI Debtors. Any guarantee by an FBI Debtor of the Liabilities of any other FBI Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any FBI Debtor and any guaranty thereof executed by any other FBI Debtor shall be deemed to be one obligation of the consolidated FBI Debtors. Intercompany Claims between the FBI Debtors shall be waived and eliminated.

(b) Consolidation of Broyhill Debtors. The Assets and Liabilities of each of the Broyhill Debtors shall be the Assets and Liabilities of a single, consolidated entity. Each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Broyhill Debtors shall be considered filed against the consolidated Broyhill Debtors on and after the Effective Date. Any joint and several Liability of two or more of the Broyhill Debtors, and all Claims against such entities on account of such joint and several Liability, shall be considered a single Claim and single Liability against the consolidated Broyhill Debtors. Any guarantee by a Broyhill Debtor of the Liabilities of any other Broyhill Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any Broyhill Debtor and any guaranty thereof executed by any other Broyhill Debtor shall be deemed to be one obligation of the consolidated Broyhill Debtors. Intercompany Claims between the Broyhill Debtors shall be waived and eliminated.

(c) Consolidation of Lane Debtors. The Assets and Liabilities of each of the Lane Debtors shall be the Assets and Liabilities of a single, consolidated entity. Each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Lane Debtors shall be considered filed against the consolidated Lane Debtors on and after the Effective Date. Any joint and several Liability of two or more of the Lane Debtors, and all Claims against such entities on account of such joint and several Liability, shall be considered a single Claim and single Liability against the consolidated Lane Debtors. Any guarantee by a Lane Debtor of the Liabilities of any other Lane Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any Lane Debtor and any guaranty thereof executed by any other Lane Debtor shall be deemed to be one obligation of the consolidated Lane Debtors. Intercompany Claims between the Lane Debtors shall be waived and eliminated.

(d) Consolidation of Thomasville Debtors. The Assets and Liabilities of each of the Thomasville Debtors shall be the Assets and Liabilities of a single, consolidated entity. Each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Thomasville Debtors shall be considered filed against the consolidated Thomasville Debtors on and after the Effective Date. Any joint and several Liability of two or more of the Thomasville Debtors, and all Claims against such entities on account of such joint and several Liability, shall be considered a single Claim and single Liability against the consolidated Thomasville Debtors. Any guarantee by a Thomasville Debtor of the Liabilities of any other Thomasville Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any Thomasville Debtor and any guaranty thereof executed by any other Thomasville Debtor shall be deemed to be one obligation of the consolidated Thomasville Debtors. Intercompany Claims between the Thomasville Debtors shall be waived and eliminated.

(e) Consolidation of HDM Debtors. The Assets and Liabilities of each of the HDM Debtors shall be the Assets and Liabilities of a single, consolidated entity. Each and every Claim filed or to be filed in the Chapter 11 Cases against any of the HDM Debtors shall be considered filed against the consolidated HDM Debtors on and after the Effective Date. Any joint and several Liability of two or more of the HDM Debtors, and all Claims against such entities on account of such joint and several Liability, shall be considered a single Claim and single Liability against the consolidated HDM Debtors. Any guarantee by an HDM Debtor of the Liabilities of any other HDM Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any HDM Debtor and any guaranty thereof executed by any other HDM Debtor shall be deemed to be one obligation of the consolidated HDM Debtors. Intercompany Claims between the HDM Debtors shall be waived and eliminated.

13. Liquidating Trustee. Alan D. Halperin is appointed as the Liquidating Trustee. Absent authorization of the Court pursuant to a Final Order, no judicial, administrative, arbitral, or other action or proceeding shall be commenced in any forum other than this Court against the Liquidating Trustee, in his official capacity, with respect to his status, duties, powers, acts, or omissions as Liquidating Trustee.

14. Distributions Under the Plan. All distributions under the Plan shall be made in accordance with Article VIII of the Plan and such methods of distribution are approved.

15. Disputed Claims. The provisions of Article IX of the Plan, including, without limitation, the provisions governing procedures for resolving Disputed Claims, are found to be fair and reasonable and are approved.

16. Treatment Is in Full Satisfaction. All distributions under the Plan shall be made in accordance with the Plan. The treatment set forth in the Plan is in full satisfaction of the legal, contractual and equitable rights (including any liens) that each entity holding a Claim or Equity Interest may have in or against the Debtors, the Estates, or their respective property. This treatment supersedes and replaces any agreements or rights those entities may have in or against the Debtors, the Estates, or their respective property.

17. Supplemental Administrative Expense Bar Date. Subject to the exceptions set forth in Section 4.1(b) of the Plan, Holders of Administrative Expense Claims (other than Professional Fee Claims) arising during the period from March 1, 2014 through the Effective Date must file requests for payment of Administrative Expense Claims so as to be actually received on or before 4:00 p.m. (prevailing Eastern Time) on the day that is thirty (30) calendar days after the Effective Date (the “Supplemental Administrative Expense Claims Bar Date”) by the Claims Agent at the following address:

If by first-class mail:

FBI Wind Down, Inc. Claims Processing Center

c/o Epiq Bankruptcy Solutions, LLC

FDR Station, P.O. Box 5075

New York, New York 10150-5075

If by hand delivery or overnight:

FBI Wind Down, Inc. Claims Processing Center

c/o Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd Floor

New York, New York 10017

18. All such requests for payment must: (i) be signed by the claimant or, if the claimant is not an individual, by an authorized agent of the claimant; (ii) be written in the English language; (iii) denominate the claim in lawful currency of the United States as of the Supplemental Administrative Expense Bar Date; (iv) indicate the particular Debtor against which the claim is asserted; and (v) include supporting documentation (or, if such documentation is voluminous, include a summary of such documentation) or an explanation as to why such documentation is not available. Nothing in this Order shall extend or otherwise modify any deadline or requirement for filing claims set forth in previous Orders of this Court.

19. Any Person that is required to file a request for payment of an Administrative Expense Claim (other than Professional Fee Claims) under the Plan and that fails to do so by the Supplemental Administrative Expense Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claim, and such Administrative Expense Claim shall not be enforceable against the Liquidating Trust, the Liquidating Trustee, the Debtors, the Estates, and their respective properties, and the Liquidating Trust, the Liquidating Trustee, Debtors, the Estates, and their respective properties shall be forever discharged from any and all Liability with respect to such Administrative Expense Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Administrative Expense Claims shall, as of the Effective Date, be subject to the permanent injunction pursuant to Section 13.5 of the Plan and this Order.

20. Adequate Protection Claims. The Adequate Protection Claims of the holders of Claims under the Prepetition Term Loan Agreement and the Prepetition Revolver Credit Agreement have been satisfied in full and no Distributions shall be made with respect to any such Adequate Protection Claims under the Plan.

21. Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). On the Effective Date, all of the Debtors’ executory contracts and unexpired leases will be deemed rejected as of the Effective Date in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except to the extent (a) the Debtors previously have assumed, assumed and assigned, or rejected such executory contract or unexpired lease, (b) prior to the Effective Date, the Debtors have filed a motion to assume, assume and assign, or reject an executory contract or unexpired lease on which the Bankruptcy Court has not ruled, (c) an executory contract and unexpired lease is identified in the Plan Supplement as an executory contract or unexpired lease to be assumed or assumed and assigned pursuant to the Plan, or (d) executory contracts and unexpired leases under which the counterparty has consented to the extension of the time by which the Debtors must assume or reject to a date beyond the Effective Date. Entry of this Order shall constitute approval of all rejections of executory contracts and unexpired leases pursuant to Section 10.1 of the Plan and sections 365(a) and 1123 of the Bankruptcy Code. Entry of the this Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases pursuant to section 10.1 of the Plan. The assumption of the contracts and leases identified in Item 9 of the Plan Supplement (the “Assumed Contracts”) is hereby approved, and the requirements of section 365 of the Bankruptcy Code with respect thereto are hereby deemed satisfied. The cure amounts with respect to the Assumed Contracts specified in Item 9 of the Plan Supplement are hereby approved.

22. Bar Date for Rejection Damages. If the rejection by the Debtors of an executory contract or an unexpired lease pursuant to Section 10.1 of the Plan results in damages to the other party or parties to such executory contract or unexpired lease, a Claim for such damages arising from such rejection shall not be enforceable against the Debtors or their Estates or agents, successors, or assigns, unless a proof of Claim is filed with the Claims Agent so as to actually be received on or before the Rejection Bar Date, i.e., the date that is 30 calendar days after the Effective Date. Any Person that is required to file a proof of Claim arising from the rejection of an executory contract or unexpired lease under the Plan and that fails to timely do so shall be forever barred, estopped, and enjoined from asserting such Claim, and such Claim shall not be enforceable against the Liquidating Trust, the Liquidating Trustee, the Debtors, the Estates, and their respective properties, and the Liquidating Trust, the Liquidating Trustee, Debtors, the Estates, and their respective properties shall be forever discharged from any and all Liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction pursuant to Section 13.5 of the Plan and this Order.

23. Exculpation. None of the Debtors, the Debtors-in-Possession, and the current or former directors, officers, employees, Affiliates, agents, accountants, financial advisors, investment bankers, restructuring advisors, attorneys, representatives, and other professionals of or to the Debtors and the Debtors-in-Possession who served or were employed in such capacities after the Petition Date, and each of their respective agents and representatives, the Released Parties, members of the Creditors’ Committee and the professionals retained by the Creditors’ Committee shall have or incur any Liability for any Claim, Cause of Action, or other assertion of Liability for any act taken or omitted to be taken in connection with or arising out of the Chapter 11 Cases, the sale of the Debtors’ assets, the formulation, dissemination, implementation, approval, confirmation, consummation, or administration of the Plan, property to be distributed under the Plan, or any other act or omission in connection with or arising out of the Chapter 11 Cases, the Plan, the Disclosure Statement, or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the Liability of any Person resulting from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, discharges, and any other applicable law or rules protecting such Persons from liability.

24. Liquidating Trustee Exculpation and Indemnification. The Liquidating Trustee shall not have or incur any liability for any act or omission taken or omitted to be taken (a) in his capacity as Liquidating Trustee or (b) to otherwise implement or effectuate the terms and provisions of the Plan, or (c) in the exercise of the power and authority that may be or could have been exercised by any officer, director, shareholder or other party acting in the name of the Debtors or their estates; provided, however, that the foregoing shall not affect the liability of the Liquidating Trustee resulting from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence. The Liquidating Trust shall indemnify and hold harmless the Liquidating Trustee, from and against and in respect of all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and related expenses) which the Liquidating Trustee may incur or become subject in connection with any action, suit, proceeding, or investigation brought by or threatened against such parties arising out of or due to their acts or omissions, or consequences of such acts or omissions, with respect to the implementation or administration of the Liquidating Trust or the Plan or the discharge of his duties thereunder, and the Liquidating Trustee shall be entitled to payment or reimbursement from the assets of the Liquidating Trust for any and all such liabilities, losses, damages, claims, costs and expenses; provided, however, that no such indemnification, payment or reimbursement will be made to the Liquidating Trustee for actions or omissions as a result of willful misconduct, gross negligence, or fraud. This exculpation and indemnification shall be in addition to, and not in limitation of, all other releases, indemnities, discharges, and any other applicable law or rules protecting the Liquidating Trustee from liability.

25. Releases by Debtors, the Estates, the Liquidating Trust, and the Liquidating Trustee. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and in consideration of the services of the Released Parties, (a) the Debtors, (b) their respective Estates, (c) the Liquidating Trust, and (d) the Liquidating Trustee shall release, waive, and discharge unconditionally and forever each of the Released Parties from any and all Claims, Causes of Action, and Liabilities whatsoever (including those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence: (i) taking place before the Petition Date in connection with the Debtors; and (ii) in connection with or arising out of the Debtors’ Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided, that the foregoing shall not operate as a waiver of or release from any Causes of Action resulting from the willful misconduct, fraud, or gross negligence of any Released Party. In addition, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and in consideration of the services of the Liquidating Trust and the Liquidating Trustee, the Debtors and the Estates shall release, waive, and discharge unconditionally and forever each of the Liquidating Trust and the Liquidating Trustee from any and all Claims, Causes of Action, and Liabilities whatsoever (including those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before the Effective Date in connection with or arising out of the Debtors’ Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided, that the foregoing shall not operate as a waiver of or release from any Causes of Action resulting from the willful misconduct, fraud, or gross negligence of the Liquidating Trust or the Liquidating Trustee.

26. Injunction. Except as otherwise provided in the Plan, all Persons that have held, hold, or may hold Claims against or Equity Interests in the Debtors or their Estates that arose prior to the Effective Date are permanently enjoined, solely with respect to any such Claims or Equity Interests, from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Debtors, their Estates, the Liquidating Trust, or the Liquidating Trustee; (b) enforcing, attaching, collecting, or recovering, by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors, their Estates, the Liquidating Trust, or the Liquidating Trustee; (c) creating, perfecting, or enforcing, in any manner, directly or indirectly, any Lien or encumbrance against the Debtors, their Estates, the Liquidating Trust, or the Liquidating Trustee; (d) except to the extent permitted by sections 362(b), 553, 559, 560, or 561 of the Bankruptcy Code, asserting any right of setoff, subrogation, or recoupment against the Debtors, their Estates, the Liquidating Trust, or the Liquidating Trustee; (e) pursuing any Claim or Cause of Action released pursuant to the Plan; or (f) taking any actions which interfere with the implementation or consummation of the Plan. The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their respective assets, properties, or Estates. Nothing in this paragraph or Section 13.5 of the Plan shall preclude a party from seeking production of documents through a third party subpoena with respect to documents in the actual possession or custody of the Debtors, the Liquidating Trust, the Liquidating Trustee, or their agents as non-parties to any litigation.

27. Terms of Stays and Injunctions. The automatic stay arising under section 362(a) of the Bankruptcy Code and the injunctions set forth in Section 13.5 of the Plan shall permanently remain in full force and effect.

28. Retention of Causes of Action/Reservation of Rights. Except with respect to the exculpation in Section 13.1 of the Plan and the release in Section 13.2 of the Plan, nothing contained in the Plan or this Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Liquidating Trust may have or which the Liquidating Trust may choose to assert on behalf of the Debtors’ estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, their officers, directors, managers or representatives and (ii) the turnover of any property of the Debtors’ estates. Except as otherwise explicitly provided in the Plan, nothing shall affect either the Debtors’ or the Liquidating Trustee’s rights and defenses, both legal and equitable, with respect to any Claims or Equity Interests, including all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

29. Plan Supplement. The documents included in the Plan Supplement, including without limitation the Amended and Restated Certificate of Incorporation of FBI Wind Down, Inc. and the Amendment to Bylaws of FBI Wind Down, Inc., substantially in the forms included in the Plan Supplement, are sufficient to comply with applicable requirements of the laws, rules, and regulations of any state or other governmental authority, and all such state and other governmental authorities are directed to accept such documents for filing and implementation.

30. PBGC Settlement. Upon the occurrence of the Effective Date, all provisions of the PBGC Settlement that have not yet gone effective shall become effective and the Liquidating Trustee shall administer the PBGC Settlement and shall make any and all payments required pursuant to the terms thereof.

31. Effectuating Documents; Further Transactions. The appropriate officer and/or director of the Debtors or the Liquidating Trustee, as applicable, shall be, and hereby are, authorized to execute, deliver, file, and record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

32. Conditions to Effective Date. The Plan shall not become effective unless and until the conditions set forth in Section 11.1 of the Plan have been satisfied or waived pursuant to Section 11.2 of the Plan.

33. Retention of Jurisdiction. Pursuant to Article XIV of the Plan, and except as otherwise provided in this Order, this Court shall retain and have exclusive jurisdiction of all matters in connection with, arising out of or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code.

34. Modifications. Pursuant to Section 15.5 of the Plan, the Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation; provided, that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A holder of a Claim that has accepted the Plan prior to any alteration, amendment, or modification will be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the holders of the Claims. Prior to the Effective Date, the Debtors, after consultation with the Creditors’ Committee, may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not materially change the treatment of holders of Claims or Equity Interests.

35. Payment of Statutory Fees. On or before the Effective Date, all fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid in Cash. Following the Effective Date, all such fees shall be paid by the Liquidating Trustee from the Liquidating Trust Assets until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code. For the avoidance of doubt, the U.S. Trustee Fees shall be deemed part of the Liquidating Trust Expenses.

36. Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including the issuance of any stock, any merger agreements, or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

37. Dissolution of the Creditors’ Committee. On the Effective Date, except as provided in Section 15.9 of the Plan, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to, arising from or in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s attorneys, accountants, and other agents, if any, shall terminate, except for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith, or any appeal of this Order.

38. Securities Laws Exemption. To the extent the Liquidating Trust Beneficiaries’ interest in the Liquidating Trust is deemed to be a security, the distribution under the Plan of interests in the Liquidating Trust, shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, as amended.

39. Professional Fee Claims. Pursuant to Section 4.3 of the Plan, all Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 330, 331, 503(b)(2),

503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such claim. The Liquidating Trustee is authorized and directed to pay Allowed Professional Fee Claims and is authorized to pay reasonable compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval in accordance with the Liquidating Trust Agreement.

40. Notice of Effective Date. As soon as practicable after the occurrence of the Effective Date, the Debtors shall file and serve, pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), notice of entry of this Order and the occurrence of the Effective Date in substantially the form included as Item 10 to the Plan Supplement (the “Notice of Effective Date”) on all creditors and interest holders, the United States Trustee for the District of Delaware, the attorneys for the Creditors’ Committee, and other parties in interest, by causing the Notice of Effective Date to be delivered to such parties by first-Class mail, postage prepaid. The Notice of Effective Date shall also be posted on the website of the Debtors’ Court-appointed voting and tabulation agent, Epiq at http://dm.epiq11.com/FBN. Such notice is adequate under the particular circumstances and no other or further notice is necessary. The form of Notice of Effective Date substantially in the form included as Item 10 to the Plan Supplement is approved.

41. Confirmation Bonus. The Debtors and the Liquidating Trust, as applicable, are authorized and directed to pay Ms. Graham a one-time confirmation bonus equal to 50% of her base compensation as set forth in the Order Pursuant to Sections 105(a), 363(b) and 503(c) of the Bankruptcy Code for Order Approving Engagement Agreement with Meredith M. Graham Nunc Pro Tunc to November 25, 2013, dated December 12, 2013 [Docket No. 955].

42. HHG Reserve. In accordance with the terms of the Plan, the Liquidating Trustee shall establish all appropriate reserves, including a reserve for the disputed adjusted purchase price under the Asset Purchase Agreement totaling not less than $7.9 million. The Liquidating Trustee shall maintain all such reserves consistent with the terms of the Plan, provided, that, the existence and amount of any such reserve shall in no way be deemed to allow, limit, or fix the amount of a claim.

43. Insurance. Notwithstanding any term or provision in the Plan or this Order to the contrary, nothing in the Plan or this Order will modify (a) AIG’s (as defined below) obligations or rights in connection with the AIG Program (as defined below) or (b) ACE’s (as defined below) obligations or rights in connection with the ACE Program (as defined below). AIG’s and ACE’s rights to setoff, recoupment, subrogation, or arbitration, if any, and the Debtors’ or Liquidating Trust’s rights to object thereto, will be preserved and will be unaffected by the Plan and this Order. The “AIG Program” is defined as any insurance policies issued to any of the Debtors, or their affiliates, or their predecessors by any subsidiary, affiliate or predecessor of AIG Property Casualty, Inc. (collectively, “AIG”), and any addenda, schedules, endorsements, payment agreements, or any other agreements related to the policies. The “ACE Program” is defined as any insurance policies issued to any of the Debtors, or their affiliates, or their predecessors by ACE American Insurance Company or any of its subsidiaries, affiliates or predecessors (collectively, “ACE”), and any addenda, schedules, endorsements, payment agreements, or any other agreements related to the policies. Section 9.9 of the Plan shall not apply to AIG and ACE.

44. Remaining Real Property. The real property listed on Schedule 1.4 attached hereto and to the Liquidating Trust Agreement (the “Remaining Real Property”) shall not be transferred to the Liquidating Trust on the Effective Date and each parcel of Remaining Real Property shall be deemed to remain an asset of the respective Debtor’s Estate until such time as it is disposed of by the respective Debtor or the Liquidating Trustee determines, in his sole and absolute discretion, that it is appropriate to transfer such Remaining Real Property into the Liquidating Trust. Notwithstanding the foregoing, if any Remaining Real Property is not disposed of on or before January 31, 2015, the Liquidating Trustee shall, within 5 business days, either transfer such Remaining Real Property into the Liquidating Trust or file a motion to abandon such Remaining Real Property; provided, however, that the Liquidating Trustee and the Environmental Protection Agency may stipulate to extend such time by which any Remaining Real Property may remain in the respective Debtor’s Estate. Any proceeds generated from the disposition of the Remaining Real Property shall be contributed to the Liquidating Trust in accordance with the Distribution Model Methodology. The Liquidating Trust shall be responsible to fund the reasonable ordinary operating expenses of the Remaining Real Property in accordance with the Distribution Model. With respect to any alleged environmental liabilities of any Debtor as a post Effective Date owner or operator of the Remaining Property, the status quo of the Debtor’s liability to any Governmental Unit as a current owner or operator (pre-Effective Date) shall be fully preserved and all parties in interest shall reserve all their respective rights and defenses relating to environmental liabilities with respect to the Remaining Property or potential abandonment of the Remaining Property; provided, however, that any environmental liability of the Liquidating Trust for the Remaining Property shall be satisfied solely from the assets of the Liquidating Trust for the liable Debtor under the Distribution Model; and provided further, however, that nothing herein shall be construed to permit any Governmental Unit to enforce any liability against the Liquidating Trust for a claim (as defined in section 101(5) of the Bankruptcy Code) except as otherwise permitted by the Plan.

45. Internal Revenue Service. Notwithstanding any provision to the contrary in the Plan, this Order, and any documents implementing the Plan (collectively, the “Plan Documents”), nothing shall: (1) affect the ability of the Internal Revenue Service (“IRS”) to pursue any non-Debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors or the Debtors= Estates; (2) preclude the ability of the IRS to amend its claims in accordance with applicable bankruptcy law without further Court order; or (3) affect any of the IRS’s rights to setoff and recoupment that are otherwise provided under applicable bankruptcy and non-bankruptcy law. In addition, Section 8.11 of the Plan shall not apply to the IRS. To the extent the IRS is the holder of Priority Tax Claims under the Plan (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) and such Claims are not paid in full in cash on the Effective Date, such Claims shall accrue interest commencing on the Effective Date at the rate and method set forth under applicable law. Any IRS Administrative Expense Claims allowed pursuant to the Plan or section 503 of the Bankruptcy Code shall accrue interest and penalties, if any, as provided by applicable law until paid in full. The Bankruptcy Court may retain jurisdiction, but not exclusive jurisdiction, over IRS claims and issues arising therefrom to the extent allowed by applicable law. Moreover, nothing in the Plan Documents shall: (a) effect a release, discharge or otherwise preclude any claim whatsoever against any Debtors or the Liquidating Trust by or on behalf of the IRS relating to any liability arising out of any unfiled pre-petition or post-petition tax return or any pending audit or audit which may be performed with respect to any unfiled pre-

petition or post-petition tax return; or (b) enjoin the IRS from amending any claim against any Debtors or Liquidating Trust with respect to any tax liability arising as a result of the filing of an unfiled pre-petition or post-petition return or a pending audit or audit which may be performed with respect to any pre-petition or post-petition tax return.

46. Texas Counties. To the extent that Dallas County (Texas), Fort Bend County (Texas), Harris County (Texas), and/or Tarrant County (Texas), hold Allowed Secured Tax Claims that are secured by property the value of which, after any recovery under section 506(c) of the Bankruptcy Code, is greater than the amount of such Claims, there shall be allowed to the holder of such Claims, interest on such Claims.

47. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

48. Reversal. If any of the provisions of this Order are hereafter reversed, modified, or vacated by a subsequent order of the Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to receipt of written notice of such order by the Debtors. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order, the Plan, all documents relating to the Plan and any amendments or modifications to any of the foregoing.

49. Conflicts Between Order and Plan. The provisions of the Plan, the Liquidating Trust Agreement, and this Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Order that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of this Order shall govern and any such provision of this Order shall be deemed a modification of the Plan and shall control and take precedence; provided further, however, that if there is determined to be any inconsistency between any provision of the Liquidating Trust Agreement and any provision of this Order that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of this Order shall govern and any such provision of this Order shall be deemed a modification of the Liquidating Trust Agreement and shall control and take precedence. The provisions of this Order are integrated with each other and are non-severable and mutually dependent.

50. Closing of Chapter 11. Upon or as soon as practicable after the Effective Date, the Liquidating Trustee shall file and submit separate orders closing each of the Debtors’ Chapter 11 Cases, other than Case No. 13-12329, under certification of counsel.

51. Final Order; Waiver of Stay. This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof. Any stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rule 3020(e)) is hereby waived, and this Order shall be effective and enforceable immediately upon its entry by the Court.

Dated: Wilmington, Delaware

            July 14, 2014

/s/ CHRISTOPHER S. SONTCHI
CHRISTOPHER S. SONTCHI
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

Joint Plan of Liquidation

SCHEDULE 1.4

Remaining Real Property

Remaining Real Property

Property Name/Description	Facility Type	Street Address

Broyhill Lenoir Furniture Corp Warehouse	Distribution	1409 College Avenue, Lenoir, NC

Thomasville Appomattox Plant	Manufacturing	310 Founders Lane, Appomattox, VA

Laneventure Plant 9	Distribution	1409 Debra Herman Road, Conover, NC

Thomasville New V (Area100)	Manufacturing	505 County Line Road, Thomasville, NC

Thomasville CDK Warehouse	Storage	515 County Line Road, Thomasville, NC

Thomasville CDF/CPS Warehouse	Storage	515 County Line Road, Thomasville, NC

Thomasville Wood Operations Plant C	Manufacturing	405 East Main Street, Thomasville, NC

Thomasville Outlet	Retail	405 E. Main Street, Thomasville, NC

Thomasville Plant 8	Manufacturing	890 F. Ave Drive SE, Hickory, NC

Thomasville Plant N and Lumberyard	Manufacturing	150 Jennings Street, Thomasville, NC

Thomasville Product Innovation Center	Manufacturing	205 Taylor Street, Thomasville, NC

Thomasville Plant 5	Storage	1118 First Street West, Conover, NC

Thomasville Plant M	Office	101 Morrison Avenue, Thomasville, NC

Lane Tupelo (Verona)	Office	5380 Highway 145 South, Tupelo, MS

Thomasville Altavista	Land	504 Pittsylvania Avenue, Altavista, VA

Thomasville Smethport Road	Land	151 Smethport Drive West, Jefferson, VA

Lane Verona / Temporary Housing Units	Residential	5326/ 5346 Raymond Avenue, Verona, MS